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BlackRock Capital Investment Corporation

4Q 2019 Earnings Call Script

Pre-Recording – March 4, 2020 @ 10:00 am ET

•	Conference Call (Speaker Only) – 866-398-2885, 605-475-5604
•	Guest Passcode – 473328

Earnings Call – March 5, 2020 @ 10:00 am ET

•	Conference Call (Speaker Only) – 888-631-3392, 929-477-0310
•	Conference ID – 2629138

Operator

Good morning.  My name is Cathie, and I will be your conference facilitator today for the BlackRock Capital Investment Corporation Fourth Quarter 2019 Earnings Call.  Hosting the call will be Chairman and Interim Chief Executive Officer, James Keenan; Interim Chief Financial Officer and Treasurer, Michael Pungello; General Counsel and Corporate Secretary of the Company, Laurence D. Paredes; Marshall Merriman, Head of Portfolio Management for BlackRock’s US Private Capital Group; Jason Mehring, Chairman of the US Private Capital Group’s Investment Committee, and Nik Singhal, Head of Investor Relations and Business Strategy.

Lines have been placed on mute. After the speakers complete their update, they will open the line for a question-and-answer session. (Operator Instructions)

Thank you. Mr. Paredes, you may begin the conference call.

Laurence D. Paredes

General Counsel and Corporate Secretary

Good morning and welcome to BlackRock Capital Investment Corporation's Fourth Quarter 2019 Earnings Conference Call. Before we begin our remarks today, I would like to point out that certain comments made during this conference call and within corresponding documents contain forward-looking statements subject to risks and uncertainties.

Many of these forward-looking statements can be identified by the use of words such as anticipates, believes, expects, intends, will, should, may and similar expressions. We call to your attention the fact that BlackRock Capital Investment Corporation's actual results may differ from these statements.

As you know, BlackRock Capital Investment Corporation has filed with the SEC reports which list some of the factors, which may cause BlackRock Capital Investment Corporation's results to differ materially from these statements. BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update any forward-looking statements.

Additionally, certain information discussed and presented may have been derived from third-party sources and has not been independently verified. Accordingly, BlackRock Capital Investment Corporation makes no representation or warranty with respect to such information.

Please note, we have posted to our website an Investor Presentation that complements this call. Shortly, Jim will highlight some of the information contained in the presentation.  The presentation can be accessed by going to our website at www.blackrockbkcc.com and clicking the March 2020 Investor Presentation link in the presentations section of the Investors page.

I would now like to turn the call over to Jim.

James Keenan

Chairman and Interim CEO, BlackRock Capital Investment Corp.

Thank you, Larry.

Good morning and thank you for joining our fourth quarter earnings call. I will start with an overview of the meaningful progress we have made on our core strategy and give an overview of performance during the fourth quarter . I will then turn it over to Mike Pungello, our interim CFO, to discuss the financial results in more detail before providing some closing remarks and opening the call to questions.

To reiterate, our goal continues to be to optimize our NII and re-shape the portfolio to provide a stable stream of income with little volatility. Our strategy involves exiting non-core positions, redeploying into core income-producing senior, secured investments and increase our target leverage to create a diversified, stable portfolio.

We achieved significant progress on these strategic objectives in 2019. Our net leverage ratio increased from 0.36x to 0.70x bringing it closer to our desired leverage levels. During the year, we had gross deployments of $304 million including first or second lien loans to 25 new portfolio companies. At the same time, portfolio composition improved meaningfully with increased diversity and increased income-producing secured investments. The number of portfolio companies increased from 27 to 47. First lien investments increased from 24% to 34% by fair market value and secured investments increased from 47% to 57%.

We accomplished this as the non-core exposure declined to 16% of the fair market value compared to 33% at the beginning of 2019.

As we announced last quarter, the Company’s Board of Directors approved a reduction of the Company’s minimum asset coverage requirement from 200% to 150%, after careful consideration of the progress made in achieving our strategic goals of exiting non-core assets and improving portfolio mix. With the support of the Board, we intend to also seek shareholder approval for the same at the annual meeting of stockholders to be held on May 1, 2020. Additional information will be provided in our proxy statements which we expect to file shortly. If shareholder approval is obtained, then the reduced asset coverage shall become effective the day after such approval.

We believe that the added leverage flexibility will allow the Company to continue to pursue its goal of improving return on equity, while creating a more diversified portfolio of secured income-producing investments. As we achieve further progress with non-core exits, we will endeavor to prudently increase leverage from current levels with a steady state leverage target of 0.95-1.25x.

With the added flexibility, we will continue to increase diversity in the portfolio with a target portfolio count of 65-75 names and increasing the percentage of first lien investments in our book to greater than 50%, although other factors may impact the portfolio composition at any given time.

At the time that the reduced asset coverage becomes effective, we intend to lower the base management fee rate for the Company from 1.75% to 1.50%, with an additional reduction to 1.00% on assets that exceed 200% of NAV. Additionally at the same time, we intend to reduce the rates for incentive fees based on income and capital gains from 20% to 17.5%.

The Company has benefitted from the significant investments made by the advisor across our platform and sourcing channels, including the integration of Tennenbaum Capital Partners, along with other resources within BlackRock. The advisor now has over 50 investment professionals dedicated to our US middle market direct lending strategy. It is our intention to continue to invest in additional sourcing and underwriting capabilities. Additionally, our ability to co-invest with certain affiliates under our co-investment order is enabling the Company to construct a more diversified portfolio with reduced idiosyncratic risk, and we expect this trend to continue.

We remain confident in the continuation of our strategy of creating shareholder value through a more stable, income-oriented book. We believe that this strategy will result in improved return on equity and bring the earnings power of the Company in line with the sector, while driving enhanced shareholder returns.

Turning to the fourth quarter results, the Net Investment Income for the quarter was 14 cents per share.   We deployed $73 million during the quarter, which was offset by repayments and other exits totaling $38 million, for an approximately $35 million net increase in the portfolio due to investment activity.

During this quarter, we added a total of 5 new names to the portfolio which are detailed, along with repayments, in our earnings press release.

With the net deployment activity this quarter, the portfolio now has a Fair Market Value of $750 million across 47 companies.  The weighted average yield of income producing securities at fair market value was 10.9% as of December 31st, down 5 basis points since last quarter. Quarter end leverage was 0.70x, increased from 0.61x for the prior quarter. We have ample liquidity of $187 million to support new investment activity, and we have no debt maturing until 2022.

Net Asset Value decreased 2.5% from $6.49 per share last quarter to $6.33 per share as of December 31st, driven by net unrealized and realized losses of $11 million.   These markdowns were largely related to non-core legacy investments in the portfolio, including $9 million related to the Company’s legacy investment in AGY Holding Corp. AGY’s markdown was in part driven by reduced profitability due to a significant and atypical spike in one of the metals used in their production process.

I will now discuss our progress on rotating out of the legacy non-core portfolio, which as of December 31st, reduced to 16% of the portfolio by fair market value, down from 18% last quarter. This part of the book is comprised of first, Performing debt and income producing securities at 13% by fair value, with AGY first lien, Sur La Table and Red Apple Stores being the 3 largest holdings,

second, Non-earning equities at approximately 1% by fair value, primarily consisting of US Well equity and third, investments on non-accrual at 2% by fair value, including AGY 2nd lien and preferred stock, Advantage Insurance preferred stock, and Advanced Lighting 2nd lien.

During the fourth quarter, $1.6 million of proceeds were realized from the partial redemption of Advantage Insurance preferred stock.

Since BlackRock began managing the Company in March 2015, our team has deployed approximately $1.3 billion into new investments, $421 million of which has been exited with a realized IRR of 14.1%.  As of December 31st, over 84% of the Company’s investment portfolio, by fair market value, constitutes investments made by BlackRock.

Before I turn the call over to Mike Pungello, I’d like to emphasize the Company’s continued transformation and progress towards its strategic objectives, as evidenced by strong deployments in 2019, increased diversity in the portfolio and improved portfolio composition, each of which is a trend that we expect to continue.

Over to you, Mike.

Michael Pungello

Interim Chief Financial Officer and Interim Treasurer

Thank you, Jimmy. I will take a few minutes to review additional financial and portfolio information for the fourth quarter of 2019.

GAAP net investment income (“NII”) was $9.6 million, or 14 cents per share for the three months ended December 31, 2019.  Relative to distributions declared of 14 cents per share, our NII distribution coverage was 100% for the quarter.

Total investment income decreased $1.5 million, or 7.4%, as compared to the fourth quarter a year ago. Excluding fee income and other income, total investment income decreased by approximately 5.9%, primarily attributable to a decrease in dividend income from BCIC Senior Loan Partners, and a decrease in interest income from AGY second lien notes as a result of its non-accrual status.

At quarter end, there were four non-accrual investments, representing 2.4% and 6.9% of total debt and preferred stock investments, at fair value and cost, respectively. This compares to non-accrual investments of approximately 1.6% and 7.1% of total debt and preferred stock investments at fair value and cost, respectively, at December 31, 2018.  Our average internal investment rating at fair market value at December 31, 2019 was 1.39 as compared to 1.38 as of the prior quarter end.

Total expenses increased $0.6 million, or 7.0%, for the three months ended December 31, 2019 from the comparable period in 2018, primarily due to increases in net incentive fees based on income and interest and credit facility fees. During the quarter, there was no accrual for incentive management fees based on gains.

In the fourth quarter, we voluntarily and partially waived incentive fees of $1.1 million, bringing our cumulative incentive fees waived since March 2017 to $23.4 million.

In the fourth quarter, net realized and unrealized losses were $11.2 million, primarily due to depreciation in non-core legacy investments in portfolio valuations during the quarter.

During the fourth quarter of 2019, no shares were repurchased. As of December 31, 2019, 5,000,000 shares remained available for repurchase under the current program.

We closed the quarter with a strong liquidity position to fund our robust pipeline of new investment opportunities, including approximately $187 million of availability under our credit facility and in cash and cash equivalents.

With that, I would like to turn the call back to Jimmy.

James Keenan

Thank you, Mike.

Before we conclude, I’d like to comment on the uncertainties in the economy created by the impact of Covid-19 or Coronavirus as well as its potential impact on our portfolio. A wide range of outcomes are possible regarding the speed of the virus contagion as well as its harmfulness. Irrespective, we believe that near term disruptions are likely in several industries with first order impacts, such as those where the supply chain or manufacturing is impacted and those where demand will likely suffer such as travel, leisure, live events, or conferences.

We believe that our portfolio has relatively less exposure to businesses with first order impact, with potentially only one portfolio company in the transportation and logistics sector reporting tangible decline in business activity purportedly due to Covid-19. We are monitoring each of our investments closely and expect that the impact will become clearer to businesses over the course of the next several weeks, as more data becomes available regarding the virus as well as its impact. We get comfort in 1) the underlying diversity of our portfolio and 2) the fact that a majority of portfolio investments are secured. The underlying portfolios of the largest unsecured and equity exposures such as BCIC Senior Loan Partners and Gordon Brothers Finance Company are also diversified, secured debt positions.

In closing, I would like to take a moment to thank our shareholders for their continued support as we make progress on the Company’s strategy, and recognize our team for their continued hard work toward achieving our portfolio objectives. This concludes our prepared remarks.

Operator we would like to open the call for questions.

END